UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 29, 2009

JINGWEI INTERNATIONAL LIMITED
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)

333-122557 (Commission File Number)	20-1970137 (IRS Employer Identification No.)

Room 701-702, Building14, Keji C. Rd.,2nd,Software Park,
 Nanshan District,
 Shenzhen, PRC 518057

(Address of principal executive offices and zip code)

+86 1085251198

(Registrant’s telephone number including area code)

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On September 29, 2009, Mr. Rick Luk was appointed as Chief Executive Officer and a Director of Jingwei International Limited (the “Company’), effective October 1, 2009, to fill the vacancy created by the resignation of Mr. Regis Kwong on September 29, 2009. Mr. Luk has not been appointed to serve on any committees of the Company’s Board of Directors. Mr. Kwong will remain an advisor of the Company. There were no disagreements between Mr. Kwong and the Company on any matter relating to the Company’s operations, policies or practices, which resulted in his resignation.

Mr. Luk brings to the Company over 30 years diverse, international experience in the IT and telecom industry. He was a former executive of AT&T; seconded to Shanghai Symphony Telecom (SST) as President & General Manager from 2001 to 2004, to lead partners’ negotiation, business development and manage the start-up of SST from its inception to profitable growth. With China joining the WTO in 2000, SST was the first Sino-foreign telecom services company, invested by AT&T, China Telecom and the Shanghai government to provide end-to-end managed IP value-added services to global multinational corporations operating in China.  Prior to that, Mr. Luk held various senior executive positions in Compaq Computer and Nortel Networks in North America, Asia and China.  At Compaq, from 1999 to 2001, Mr. Luk managed the start-up of an e-commerce technology company focusing on outsourced call center, CRM solutions and system integration services. While in Nortel, he held senior positions in North America and was expatriated from the US to join the leadership team in Asia in 1993.  He held senior positions in IT management and was appointed Managing Director for Nortel’s Enterprise Networks business in Hong Kong and China from 1996 to 1999; during which period Nortel consistently attained top ranking positions in the high end PBX and call center market in China.

After AT&T, Mr. Luk took an extended leave to spend time with his family; then joined SinoTel Limited, an Australian VC company as CEO in 2005.  At SinoTel, Mr. Luk steered a corporate restructure of the company including its subsidiary and JV company in China focusing on telecom value-added services; and was successful in orchestrating a business turnaround and supported the Chairman to raise additional capital for the company.  Most recently, Mr. Luk was Chairman and CEO for Motion Technology Holdings; and remains a non-executive Chairman of the Board for Motion Holdings upon joining Jingwei International. Mr. Luk holds a B.S.E.E. degree from the University of Michigan in Ann Arbor, USA; and an MS degree from the University of Waterloo in Canada.

The Company and Mr. Luk have executed a letter agreement (the “Employment Agreement”) setting forth certain terms of his employment. In accordance with the Employment Agreement, Mr. Luk will receive a base salary of $117,302 (RMB 800,000) per year payable in U.S. dollars and a bonus based on the Company’s performance at the end of its fiscal year, as well as the Company’s capital market performance and success in fund raising for the relevant year.  In addition, Mr. Luk was granted an option to purchase 200,000 shares of the Company’s common stock at a per-share exercise price equal to the closing price of the Company’s common stock on September 29, 2009.  The options will expire on September 30, 2019 and will vest according to the following vesting schedule:

20,000 shares on December 31, 2009
30,000 shares on March 31, 2010
20,000 shares on June 30, 2010
30,000 shares on September 30, 2010
20,000 shares on March 31, 2011
30,000 shares on September 30, 2011
20,000 shares on March 31, 2012
30,000 shares on September 30, 2012

If Mr. Luk’s employment is terminated for cause or misconduct, all unvested options will be cancelled.  If Mr. Luk’s employment is terminated by the Company without cause or Mr. Luk resigns after one year on good terms with the Company, vesting of all unvested shares will continue for six months and the remaining unvested shares will be cancelled.  In the event of a  Company change of control, all unvested options shall immediately vest prior to the change of control.  Upon the occurrence of a work-related disability or death, 100% of the options shall vest and become exercisable.  Mr. Luk has agreed not to exercise any vested options prior to October 1, 2010.

Mr. Luk has no family relationships with any of the executive officers or directors of the Company.  There have been no transactions in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which Mr. Luk had, or will have, a direct or indirect material interest.

Item 9.01. Financial Statements and Exhibits.

(c)           Exhibits

10.1         Employment Offer Letter dated September 29, 2009 between the Company and Mr. Rick Luk.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JINGWEI INTERNATIONAL LIMITED

By:	/s/ Rick Luk
Name:	Rick Luk
Title:	CEO

Dated:  September 29, 2009